Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Yemi Rose
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / yrose@kcsa.com

Cascal N. V. Receives Final Payment for
2005 Sale of Belize Water Services to Government of Belize

London, U.K., Oct. 28, 2009 - Cascal N.V. (NYSE: HOO), a leading provider of water and wastewater services in seven countries, today announced that it has received the final payment of $2.7 million for the sale of its interest in Belize Water Services to the Government of Belize.

Under the terms of the agreement, Cascal sold its 83% interest in Belize Water Services to the Government of Belize in October 2005 for a net cash payment of $14.9 million and a deferred payment in the form of four equal promissory notes totaling $9.9 million. Each of the promissory notes was paid to Cascal in full and on time, along with payment of accrued interest at 10% on all of the notes.

About Cascal N.V.

Cascal provides water and wastewater services to its customers in seven countries: the United Kingdom, China, South Africa, Chile, Indonesia, Panama and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.5 million.

Learn more at www.cascal.co.uk

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2009, filed with the SEC on July 1,2009. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.

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